UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 6, 2020

American Renal Associates Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware			001-37751	27-2170749
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(IRS Employer Identification Number)

500 Cummings Center	Beverly,	Massachusetts		01915
(Address of principal executive offices)				(Zip code)

(978) 922-3080
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☒
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ARA	New York Stock Exchange

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2020, Steven M. Silver, a member of the Board of Directors (the “Board”) of American Renal Associates Holdings, Inc. (the “Company”) notified the Company of his decision to resign from the Board, effective upon the appointment of a successor director. Mr. Silver informed the Company that his decision to resign was not because of a disagreement with the Company on any matter relating to its operations, policies or practices.

On May 7, 2020, the Board increased the size of the Board from nine to ten members and appointed Jeremy Gelber, M.D. and Christopher Hocevar as directors of the Company to fill the vacancy created by Mr. Silver’s resignation and the additional vacancy created by the increase in the size of the Board. Dr. Gelber and Mr. Hocevar were appointed as Class III directors with an initial term expiring at the Company’s 2022 Annual Meeting of Stockholders. Dr. Gelber also has been designated as Chairman of the Nominating and Corporate Governance Committee of the Board and as a member of the Compensation Committee. Mr. Hocevar has not been and, as of the date of this Current Report on Form 8-K, is not expected to be designated as a member of any committees of the Board. The Board has determined that each of Dr. Gelber and Mr. Hocevar qualify as an independent director under New York Stock Exchange listing standards applicable to the full Board and, in the case of Dr. Gelber, the committees of which he is a member.

Dr. Gelber currently serves as a Senior Managing Director of Centerbridge Partners, L.P. (“Centerbridge”), where he leads the firm’s investment team in the healthcare sector. Prior to joining Centerbridge, Dr. Gelber was a Partner at Pamplona Capital Management, LLP, a private equity firm, where he led the healthcare investing group. Prior to Pamplona Capital, he was an Executive Director in the Healthcare Investment Banking Division at Morgan Stanley. Previously, Dr. Gelber was a physician and completed his medical degree at Jefferson Medical College. He also holds a Bachelor of Science degree from Dartmouth College. Dr. Gelber serves on the board of directors of Civitas Solutions, Inc., GoHealth, LLC and Remedi SeniorCare Holding Corporation.

Mr. Hocevar currently serves as an independent consultant to Centerbridge. He previously had a 16-year career at Cigna Corporation, where he most recently served as President, U.S. Commercial Healthcare Segments and Specialty Businesses until 2018. He joined Cigna in 2002 and held numerous roles of progressive responsibility leading customer segments, specialty lines of business and operational units. Prior to Cigna, Mr. Hocevar worked in Deloitte & Touche’s global insurance consulting practice. He holds a Bachelor of Business Administration from the University of Toledo and a Master of Business Administration from Case Western Reserve University.

The Company is party to an amended and restated stockholders agreement with affiliates of Centerbridge and certain of the Company’s executive officers, which provides that until the Company ceases to be a controlled company, such affiliates of Centerbridge will have the right to designate a majority of the Company’s directors. After the Company ceases to be a controlled company, affiliates of Centerbridge will continue to have the right to designate nominees to the Company’s board of directors, subject to the maintenance of certain ownership requirements in the Company. Affiliates of Centerbridge have selected Dr. Gelber as a director.

Except as described above, each of Dr. Gelber and Mr. Hocevar has (i) no arrangements or understandings with any other person pursuant to which he was appointed as a director and (ii) no family relationship with any current director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Each of Dr. Gelber and Mr. Hocevar has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation policy, on May 7, 2020, the Board granted to Mr. Hocevar 18,679 shares of restricted stock of the Company as compensation for service as a director in 2020. Subject to his continued service, 100% of the shares of restricted stock will vest on the first anniversary of the grant date. He will also receive a $55,000 annual cash fee for service on the Board. As an employee of Centerbridge, Dr. Gelber will not be separately compensated for his service as a director.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Press release, dated May 8, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated:	May 8, 2020	By:	/s/ Mark Herbers
		Name:	Mark Herbers
		Title:	Interim Chief Financial Officer

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